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                                                                    EXHIBIT 99.3


                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                             CORPUS CHRISTI DIVISION


IN RE:                                  )             CASE NUMBER:
                                        )
RIGCO NORTH AMERICA, L.L.C.             )             99-22401-C-11
FPS III, INC.                           )             99-22402-C-11
FPS VI, L.L.C.                          )             99-22403-C-11
FPS V, INC.                             )             99-22404-C-11
                                        )             (Chapter 11)
                                        )
                                        )             Jointly Administered Under
         DEBTORS                        )             Case No. 99-22401-C-11


             SECOND SUPPLEMENT TO STIPULATION AND ORDER AUTHORIZING
            CONTINUED USE OF CASH COLLATERAL AND ADEQUATE PROTECTION

     RIGCO North America, L.L.C. ("RIGCO"), FPS III, Inc., FPS V, Inc., FPS VI, L.L.C., as the debtors in possession in the above-captioned proceedings (collectively, the "Debtors") and BHF (USA) Capital Corporation, as Administrative Agent for the Lender Group referred to below (the "Agent"), enter into this Second Supplement to Stipulation and Order Authorizing Continued Use of Cash Collateral and Adequate Protection ("Second Supplement to Stipulation").

                                    RECITALS

     The following recital is hereby acknowledged and agreed:

     A. On or about February 17, 2000, this Court signed the Stipulation and Order Authorizing Continued Use of Cash Collateral and Adequate Protection (the "Stipulation and Order").

     B. On or about March 20, 2000, this Court entered the Supplement to Stipulation and Order Authorizing Continued Use of Cash Collateral and Adequate Protection (the "Supplement to Stipulation and Order").


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     C. Certain subsequent events have occurred which necessitate a modification and supplementation to the Stipulation and Order.

                                    AGREEMENT

     NOW, THEREFORE, it is stipulated and agreed that the Stipulation and Order and the Supplement to Stipulation and Order continue to remain in effect with the following modification:

     Paragraph 6 of the Stipulation and Order is replaced by the following paragraph:

          On or before April 18, 2000, the Debtors will accept a proposal pursuant to a purchase agreement, letter of intent, term sheet or similar document, acceptable in form and substance, to the Lender Group, including a customary deposit, with a creditworthy purchaser acceptable to the Lender Group (the "Purchaser") committing the Debtors to sell, and the Purchaser to purchase, the Shoemaker for a net purchase price exceeding the sum of
     (i) the remaining outstanding portion of the Lender Group's secured claim at that time, and (ii) the outstanding portion of the post-petition loan described in the next paragraph. The purchase agreement, letter of intent, term sheet or similar document must provide that the sale of the Shoemaker will close by no later than June 30. In order to consummate such a sale the Debtors will file similar pleadings as those specified in paragraph 2 above, including a provision for continued use of cash collateral to the extent available and the provision of the DIP Loan as specified in paragraph 7 below.

          WHEREFORE, the parties hereby respectfully request that the Bankruptcy Court approve this Second Supplement to Stipulation and Order as an Order of the Court.


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Dated: April 4, 2000.
                                        /s/ HARRY A. PERRIN
                                        ----------------------------------------
                                        Harry A. Perrin
                                        J. Hayden Kepner, Jr.
                                        Weil, Gotshal & Manges LLP
                                        700 Louisiana, Suite 1600
                                        Houston, Texas 77002-2784
                                        (713) 546-5000
                                        (713) 224-9511 (fax)

                                        ATTORNEYS FOR LEHMAN
                                        COMMERCIAL PAPER INC.,
                                        SYNDICATED LOAN FUNDING TRUST,
                                        BHF (USA) CAPITAL CORPORATION,
                                        HIBERNIA NATIONAL BANK,
                                        MERRILL LYNCH PRIME RATE
                                        PORTFOLIO BY MERRILL LYNCH
                                        ASSET MANAGEMENT L.P., MERRILL
                                        LYNCH SENIOR FLOATING RATE
                                        FUND, INC., MERRILL LYNCH DEBT
                                        STRATEGIES PORTFOLIO BY
                                        MERRILL LYNCH ASSET
                                        MANAGEMENT L.P., SENIOR HIGH
                                        INCOME PORTFOLIO, INC., AND VAN
                                        KAMPEN AMERICAN CAPITAL PRIME
                                        RATE INCOME TRUST
                                        (COLLECTIVELY, THE "LENDER
                                        GROUP")

Dated: April 4, 2000.
                                        /s/ JAN M. ABELL
                                        ----------------------------------------
                                        H. Rey Stroube, III
                                        Jan M. Abell
                                        Akin, Gump, Strauss Hauer & Feld, L.P.P.
                                        711 Louisiana Street, Suite 1900
                                        Houston, Texas 77002
                                        (713) 220-5800
                                        (713) 236-0822 (fax)


                                        ATTORNEYS FOR RIGCO NORTH
                                        AMERICA, L.L.C., FPS VI, L.L.C., FPS
                                        III, INC., AND FPS V, INC., DEBTORS.


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SO ORDERED this _______ day of
April 2000.


/s/ RICHARD SCHMIDT
---------------------------------
Richard Schmidt
United States Bankruptcy Judge